Exhibit 99.1

HOLLYWOOD MEDIA CORP. REPORTS
VOLUNTARY DELISTING AND DEREGISTRATION

Green Bay, WI, January 28, 2014 – Hollywood Media Corp. (“Company”) (Nasdaq: HOLL) announced today that its board of directors has concluded that voluntarily delisting the Company's common stock from the Nasdaq and voluntarily deregistering from the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), are in the best interests of the Company. The Company is eligible to deregister its stock because it has fewer than 300 stockholders of record.

Accordingly, today the Company notified Nasdaq of its intent to file on February 7, 2014 a Form 25 with the Securities and Exchange Commission (the “SEC”), voluntarily delisting the Company’s common stock from Nasdaq and deregistering the Company's common stock under Section 12(b) of the Exchange Act. The Company expects that the delisting will take effect on February 17, 2014, and at that time the Company's shares will no longer be traded on the Nasdaq.

The Company also intends to file on February 17, 2014 a Form 15 with the SEC, deregistering the Company's common stock under Section 12(g) of the Exchange Act and suspending the Company's reporting obligations under Section 15(d) of the Exchange Act. Immediately upon the filing of the Form 15, the Company will no longer be obligated to file certain Exchange Act reports with the SEC.

The Company's board of directors determined that voluntarily delisting and deregistering is in the overall best interests of the Company after carefully considering several factors, including the cost savings that the Company expects to realize as a result of the elimination of its obligation to file reports with the SEC and otherwise satisfying the rules and requirements of the SEC and Nasdaq.

Following such voluntary delisting and deregistering, the Company’s board of directors anticipates that the Company’s common stock will trade on the OTC Markets - OTC Pink Marketplace, although there can be no assurances that any trading market for the Company’s common stock will exist, and the liquidity of such trading market may be very limited.

In addition, following such voluntary delisting and deregistering, the Company’s board of directors anticipates that the Company will explore strategic alternatives that may include, among other things, a sale of all of the Company’s assets to one or more buyers.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division and an Intellectual Property division based in Green Bay, Wisconsin.

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Note on Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, unanticipated regulatory issues with the SEC or the Nasdaq, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2012. Such forward-looking statements speak only as of the date on which they are made.

Contact:

Investor Relations Department

Hollywood Media Corp.

L. Melheim

ir@hollywoodmedia.com

561-998-8000